Exhibit 10.6

AMENDMENT TO STUDIO LEASE AGREEMENT

          THIS AMENDMENT TO STUDIO LEASE AGREEMENT (“Amendment”) is made as of August 29, 2000 by and between THE HEARST CORPORATION, a Delaware corporation (“Hearst”), and HEARST-ARGYLE TELEVISION, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H

     WHEREAS, Hearst and the Company entered into a Studio Lease Agreement dated as of August 29, 1997 (the “Studio Lease Agreement”), attached as Appendix A hereto and made a part hereof, pursuant to which the Company leased to Hearst the Leased Premises (as defined in the Studio Lease Agreement); and

          WHEREAS, Hearst and the Company mutually desire to amend and renew the Studio Lease Agreement as set forth hereinafter;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and renew the Studio Lease Agreement as follows:

1. The following is hereby substituted as a new paragraph 2 to the Studio Lease Agreement:

2.	Term of Lease. The term (“Term”) of this Lease shall be for a period of three (3) years commencing September 1, 2000 and continuing until August 31, 2003, unless sooner terminated as provided in this Lease.

2. The following is hereby substituted as a new paragraph 12 to the Studio Lease Agreement:

12.	Right to Assign and Sublease. Tenant shall not sublet the Leased Premises or any portion thereof or assign or transfer its rights hereunder to any third party unless Tenant shall first have obtained the written consent of Landlord. Any attempted assignment or other transfer in violation of the foregoing shall be void ab initio. If Landlord fails to consent to a proposed assignee or transferee identified by Tenant as the buyer of a Radio Station hereunder, then effective upon the consummation of the sale of such Radio Station, this Studio Lease Agreement shall terminate with respect to such Radio Station.

     In the event Landlord should sell or otherwise transfer the Leased Premises, Landlord shall be entitled, in its sole discretion, to either (i) terminate this Studio Lease Agreement, such termination to be effective upon the consummation of the sale of the Leased Premises, or (ii) assign or transfer this Studio Lease Agreement to the purchaser or transferee of the Leased Premises (and in such case Landlord shall have no further duties or obligations hereunder provided that the purchaser or transferee agrees to assume all of the duties and obligations imposed hereunder on Landlord). Landlord shall provide Tenant with at least thirty (30) days prior written notice of Landlord’s determination under either (i) or (ii) above.

3. The attached Revised Exhibit B is hereby substituted in place and instead of Exhibit B to Appendix A hereto.

4. Except as expressly set forth herein, all terms and conditions of the Studio Lease Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE HEARST CORPORATION

By:	/s/ Ronald J. Doerfler

Name: Ronald J. Doerfler
Title: Senior Vice President and
Chief Financial Officer

HEARST-ARGYLE TELEVISION, INC.

By:	/s/ Harry T. Hawks

Name: Harry T. Hawks
Title: Executive Vice President and
Chief Financial Officer